Exhibit II.1

PRESS RELEASE

GUINNESS GHANA BREWERIES LIMITED RENOUNCEABLE RIGHTS ISSUE QUALIFYING DATE AND CLOSURE OF REGISTER OF MEMBERS

Ghana, 20 April, 2016

Following approval by the shareholders of Guinness Ghana Breweries Limited’s (“GGBL” or the “Company”) at the Annual General Meeting of the Company held at the Golden Tulip Hotel, Kumasi on 27 January, 2016 and approval by the Board of Directors of GGBL on 22 September, 2015, GGBL is pleased to announce a GHS 180,000,000 Renounceable Rights Issue of 96,256,685 ordinary shares of no par value at GHS 1.87 per share (the “Offer”).

The Offer will be in a ratio of 1 new share for every 2.1956 existing shares held by a qualifying shareholder.

Pursuant to section 34 of the Companies Act, 1963 (Act 179) and regulation 40(b) of the Ghana Stock Exchange Listing Rules, 2006 , the register of members of GGBL will be closed to the general public on 29 April, 2016.

The ex-rights and qualifying dates for the Offer have been set for 3.00pm on 25 April, 2016 and 28 April, 2016 respectively. Only shareholders on the register of members of GGBL as at the close of business on 28 April, 2016 will be entitled to exercise their rights under the Offer.

Applications will only be accepted from qualifying shareholders or investors who have had rights renounced in their favour, subject to the Ghana Stock Exchange Listing Rules, the terms of the Offer and other applicable laws.

The proceeds from the Offer will be used to reduce the GGBL’s intercompany debt and overdraft.

The Securities and Exchange Commission approved GGBL’s Circular setting out further details of the Offer on [08 April, 2016]. The Ghana Stock Exchange has also given GGBL approval to list up to 96,256,685 additional shares on its First Official List following a successful Offer. The Offer will commence on 06 May, 2016 and close on 03 June, 2016.

IC Securities (Ghana) Limited is acting as Financial Advisor and Sponsoring Broker to GGBL and the Offer.

The Circular will be sent to qualifying shareholders after the book closure date.

Issued by:

Guinness Ghana Breweries Limited P. O. Box 3610 Accra, Ghana Tel: 0302 221 788	IC Securities (Ghana) Limited No. 2, 2nd Ridge Link North Ridge Accra, Ghana Tel: 0302 252 621